Exhibit 99.1

FOR IMMEDIATE RELEASE

COUNTY BANCORP, INC. INCREASES FOURTH QUARTER DIVIDEND BY 43%

Manitowoc, WI, November 18, 2020 – County Bancorp, Inc. (NASDAQ: ICBK), the parent company for Investors Community Bank, announced that on November 17, 2020 its Board of Directors declared a quarterly cash dividend of $0.10 per share. The dividend will be payable on December 18, 2020 to shareholders of record as of December 4, 2020.

“We are pleased to announce our fourth dividend payment for 2020 and see it as a reflection of our strength and resiliency amidst a challenging macro-economic environment.  Our quarterly results continue to show sequential improvement, and we remain confident in our ability to maintain this track record for the remainder of 2020.  The 42.9% increase in the dividend payment, as well as our ongoing share buyback authorization, is indicative of our commitment to continuously drive shareholder value,” stated Tim Schneider, President of the Company and CEO of the Bank.

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin.  Our customers are served from our full-service locations in Manitowoc, Appleton, Green Bay, and Stevens Point and our loan production offices in Darlington, Eau Claire, Fond du Lac and Sheboygan.   Visit our Investor Relations site at Investors.ICBK.com for more details.

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Investor Relations Contact

Glen L. Stiteley

EVP - CFO, Investors Community Bank

Phone: (920) 686-5658

Email: gstiteley@icbk.com